EXHIBIT C
                                                                       ---------

                           LEASE AND OPTION AGREEMENT
                           --------------------------

     This LEASE is by and between WASTE U.S.A., INC., a Vermont corporation with a place of business in Coventry, Vermont and its successors and assigns ("Lessor"), and NEW ENGLAND WASTE SERVICES OF VERMONT, INC., a Vermont corporation with a place of business in Rutland, Vermont and its successors and assigns ("Lessee"), and 161531 CANADA INC., a Canadian corporation with a place of business in Sherbrooke, Quebec ("Intervenor").

                              W I T N E S S E T H:

     WHEREAS, Lessor and Intervenor entered into an Asset Purchase, Stock Purchase and Lease Agreement with new England Waste Services, Inc. dated May 6, 1994 (the "Agreement"); and

     WHEREAS, New England Waste Services, Inc. assigned its interest in the Agreement to Lessee by Assignment dated December 14, 1995; and

     WHEREAS, the parties hereto wish to record this Lease and Option Agreement (the "Lease") in the Town of Coventry Land Records,

     NOW THEREFORE, the parties hereto agree as follows:

     1. Lease - In consideration of the Lease Payments, as defined in Section 4 below, Lessor does hereby lease to Lessee and Lessee does hereby hire from Lessor, certain premises located in the Town of Coventry, County of Orleans, State of Vermont, more particularly described below.

     2. Premises - All landfill volume immediately above the landfill footprint for which Governmental Permits have been or may be issued to Lessee by the State of Vermont or any other Governmental Authority and are in full force and effect, all with respect to the Waste U.S.A. landfill located in the Town of Coventry, Vermont, on the real property conveyed by Lessor to Lessee by Warranty Deed dated January __, 1995 and recorded in the Town of Coventry Land Records, and more particularly described in Exhibit A attached hereto (the "Leased Premises"). For the purposes of this Lease, "Governmental Permits" shall include all franchises, approvals, authorizations, permits, licenses, easements, registrations, qualifications, leases, variances and similar rights obtained from any Governmental Authority. For the purposes of this Lease, "Governmental Authority" shall mean (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America, and any political subdivision thereof (including counties, municipalities and the like); or (iii) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

     3. Term of Lease - The initial lease term shall run for a period of six (6) years commencing on December __, 1994 ("Commencement Date") and terminating six
(6) years from said date ("Initial Termination Date") unless extended as provided below (the "Initial Term").

     4.1 a. Lease Payments - Lease Payments of an amount not to exceed $6,028,151.00 for the use of the Leased Premises shall be paid by Lessee to Lessor as follows: (A) upon the execution of this Lease, Lessee shall pay to Lessor in cash or by certified or bank cashier's check or by wire transfer of such funds in accordance with Lessor's written instructions to Lessee, to secure Lease Payments when due, the amount of $800,000 as a deposit in advance of Lease Payments. This advance Lease Payment is not to be credited against quarterly Lease Payments described below; and (B) the Lessee shall pay to the Lessor Lease Payments in the aggregate amount of ten percent (10%) of the Gross Revenues (as defined in the Agreement) of the Waste U.S.A. landfill operation (the "Business"). The Lease Payments shall be made quarterly, within thirty (30) days of the end of each calendar year quarter with the first such payment due at the end of the first calendar quarter following the Commencement Date. The quarterly Lease Payments shall be made in an amount equal to the greater of (a) the rate of $3.75 per ton of all waste accepted at the Business adjusted (either up or down in order to obtain 10% of Gross Revenues) at the end of the final calendar quarter of each year following the Closing ("Adjustment Quarter") or (b) $33,000.00. Notwithstanding the foregoing, if there shall not be sufficient cash flow after the payment of any amounts associated with Lessee's Senior Debt as defined in the Subordination Agreement, as defined below, and all Costs of Operation, as defined below, of the Business in any Adjustment Quarter, the Lessee may defer that portion of the quarterly payment of the Lease Payment that exceeds $33,000.00, for one year (said deferred payment shall be due to Lessor twelve (12) months from the end of the quarter in which such payment was deferred). Any balance due with respect to the Lease Payments as aforesaid, at the Initial Termination date, shall be paid in full only if (i) all necessary permits for an additional one million tons of airspace over that specified in Lessor's Phase I and Phase II Governmental Permit applications as of April 4, 1993 have been issued for the Waste U.S.A. landfill, including a final and unappealable Act 250 permit and all necessary Governmental Permits, including an Act 78 permit; or (ii) Dufresne-Henry, Inc. certifies that there exists 1,000,000 tons of airspace for which a final and unappealable Act 250 permit has been issued and for which all other necessary Governmental Permits, including an Act 78 permit may be issued. Any such balance due shall be paid in accordance with Section 4.2. To the extent that there shall be less than an additional 1,000,000 million tons of airspace permitted, or, certified by Dufresne-Henry, Inc., as specified above, Dufresne-Henry shall certify a pro rata reduction of any amounts still due. All said Lease Payments shall be subordinate to Lessee's Senior Debt. Lessee shall apply for permits for as many additional cubic yards of airspace permitted by law within three (3) years of the Commencement Date. For the purposes of this Lease, "Costs of Operation" include, all bona fide costs of operation, including, without limitation, wages, salaries and fringe benefits, fuel, utilities (including telephone) repairs, maintenance, monitoring, professional fees, supplies, insurance (including, as appropriate, allocation of Lessee's blanket policy premiums based on sales or labor), taxes other than income taxes, government fees, licenses, assessments, costs for transportation of leachate, fees for leachate disposal, and rental charges for equipment and excluding any special payment to any shareholders or officers of Lessee, calculated in accordance with GAAP as of December 13, 1994. For financial and fiscal reporting purposes only, Lease Payments are earned at a rate of $4.30.

     4.1 (b) Notwithstanding the provisions of 4.1(a) above, the Lessee shall complete and file, within 3 years of the Commencement Date (the "Application Period") an Act 250 permit for Phase III (substantially as shown on the plan prepared by Dufresne-Henry, Inc. dated April 23, 1993) or, as many other Act 250 phase applications as are necessary to provide for the development of land area necessary for an additional one million tons of airspace, over that specified in Phase I and II Governmental Permit Application as of April 4, 1993.

     In the event Lessee fails or has been precluded, for any reason, from making such applications within the Application Period Lessee's obligations shall be as follows:

     (i) Lessee shall pay to Lessor at the Subsequent Closing the pro rata portion of Lease Payments due according to Section 4.1(a) above; and

     (ii) Lessee shall make those Act 250 applications necessary to develop one million tons of additional airspace over and above that specified in Phases I and II. The additional time required from the Application Period until the legal application for one million tons has been completed and filed with the appropriate Governmental Authority shall be added to the Initial Termination Date (the "Permit Extension Period"). Any such permit issued, final and unappealable during the Permit Extension Period, shall become the basis for the Final Lease Payment in accordance with 4.1(a) above. The Final Lease Payment, less the amount paid at the Subsequent Closing, shall be made within 30 days thereof.

     The provisions of this subsection shall not affect the terms of the Option as set out in Section 4.2(d) or, the calculation of taxes as set out in Section 4.2(g). Any payments to be made under Section 4.2(g) shall be calculated based on the Option chosen, all tax laws and regulations in effect at the Subsequent Closing, and amounts paid at the Subsequent Closing and thereafter.

     4.2 Purchase of Stock of Lessor/Option for Purchase of Leased Premises or Extension of Initial Term - As an inducement for Lessee to enter into this Agreement the Lessor and Intervenor hereby give and grant to the Lessee the exclusive option: (i) to purchase from Intervenor all of the shares of stock of Lessor free and clear of all encumbrances of any nature for the amount of $300,000 (the "Option Price") on the Initial Termination Date (the "Share Option"); or (ii) to purchase the Leased Premises and the Permit Note of Lessor (as defined in the Agreement), rather than the shares of stock for the Option Price (the "Asset Option"); or (iii) to extend the term of the Lease for the remaining permitted life of the Business for the Option Price (the "Extension Option"). The Share Option, Asset Option and Extension Option are collectively referred to herein as the "Option" and may be exercised upon the following terms and conditions:

          (a) Term of Option - The option shall be for the duration of six (6) years from the Commencement Date. If this option shall expire, the Lessor shall be entitled to receive from Lessor's counsel, who shall hold such document in escrow, a Notice of Termination in the form of Exhibit K attached hereto, the terms of which are incorporated herein by reference.

          (b) Option Price - At the time of the Subsequent Closing (as defined below), the Option Price, as well as the Final Lease Payment as defined below, shall be paid by Lessee to Lessor by providing the Lessor the full amount in the form of cash, bank check, certified check, or by wire transfer of such funds in accordance with Lessor's written instructions to Lessee.

          (c) Consideration - As additional consideration for the grant of the Option, Lessor shall continue to assist the Lessee in obtaining permits related to the Leased Premises. In the event that there shall not be a Subsequent Closing (as defined below), Lessor shall not be entitled to any liquidated and agreed upon damages beyond the consideration referred to in this Subsection 4.2(c).

          (d) Exercise - At any time between May 23, 1998 and six (6) years from the Commencement Date, Lessee may exercise the Option upon twenty (20) days written notice to Lessor. In the event of such notice to Lessor the Closing shall occur at a closing, referred to in this Lease as the "Subsequent Closing." At the Subsequent Closing, the Lessee shall pay to Lessor the amounts remaining due, if any, with respect to the Lease Payments as set forth in Section 4.1 (the "Final Lease Payment") and such amount shall be paid, along with the Option Price. In the event of such notice of Lessee's intention to exercise the Share Option, the Option Price and the Final Lease Payment shall be added together and shall constitute the total purchase price of the stock, and the transfer of all of the said shares, by appropriate transfer documents, shall be made free and clear of any and all encumbrances and shall occur at the Subsequent Closing.

               (i) Exercise of Asset Option - In the event of such notice of Lessee's intention to exercise the Asset Option Lessor shall deliver to Lessee title by good and sufficient warranty deed or other appropriate documents, transferring and conveying to Lessee marketable title to the Leased Premises free and clear of all encumbrances, except all zoning, planning or building, rules, orders, regulations and ordinances applicable to said Leased Premises, and any rights of way and easements of record as of the date of the Option Agreement. Possession of the Leased Premises shall be delivered on the date of the Subsequent Closing.

               (ii) Exercise of Share Option - In the event of such notice of Lessee's intention to exercise the Share Option, the transfer of all of the said shares, by appropriate transfer documents, shall be made free and clear of any and all encumbrances and shall occur at the Subsequent Closing.

               (iii) Exercise of Extension Option - In the event of such notice of Lessee's intention to exercise the Extension Option, a notice to extend to Lessee, shall be executed by Lessor at the Subsequent Closing.

The exercise of any of the Asset Option, Share Option or Extension Option automatically extinguishes the remaining options.

          (f) Improvements - Lessee shall make no improvements to the Leased Premises during the period prior to the Subsequent Closing, other than those permitted by Governmental Permits and to operate the Business.

          (g) Taxes - If, for any reason, exercise of the Asset Option or the Extension Option, obligates the Lessor, the Intervenor, or Jean-Pierre Rancourt, Alain Duhamel, Rene St. Pierre and Donat Chartier ("Intervenor's Shareholders") the shareholders of Intervenor, to pay any additional taxes in addition to the amount of taxes such persons would have been required to pay if the Lessee had elected to exercise the Share Option, either to Vermont, the United States, Canada or Quebec then sufficient amounts shall be added to the payment due to Lessor at the Subsequent Closing so as to result in no dollar effect on said Intervenor and Intervenor's Shareholders. In addition, with respect to the impact of the Asset Option on taxes payable by Intervenor or Intervenor's Shareholders, the proceeds for the purchase of the shares shall be deemed distributed to the Intervenor and Intervenor's Shareholders. It is the intention of the parties that the Lessor shall be entitled to the benefit of the bargain as though it negotiated the terms and conditions of this Section 4.2 as to tax matters only, based upon a sale of its shares for the Option Price plus the Final Lease Payment, rather than an asset transaction. In other words, the exercise by Lessee of the Asset Option for the Option Price plus the Final Lease

Payment rather than shares of stock for the Option Price plus the Final Lease Payment shall have no dollar effect upon Lessor, Intervenor or Intervenor's Shareholders.

     4.3 Final Lease Payment - In the event that no Option is exercised, as provided herein, Lessee shall make the Final Lease Payment to Lessor, in cash or by certified or bank cashier's check or by wire transfer of such funds in accordance with Lessor's written instructions to Lessee no later than six (6) years from the date of execution of this lease.

     5. Use of Property - The Leased Premises shall be used solely by Lessee for the purposes of the operation of a landfill according to Governmental Permits. Said use by Lessee shall include the erection of all structures and any improvements permitted by Governmental Permits and in order to operate the Business.

     6. Lessor's Right of Access - Lessor and Lessor's agent shall have the right to review the books of the Lessee only during regular business hours and upon reasonable notice to Lessee. Lessor shall have no right to enter the Leased Premises during the term of this Lease.

     7. Assignments - Lessee shall be able to assign mortgage or sublease the Leased Premises without any consent, approvals or other restraints or alienation.

     8. Liability and Insurance - Lessee shall hold Lessor free and harmless from any liability, loss, costs, expense and other charge imposed for any violation of law by Lessee or its employees, agents or contracting parties and Lessee will indemnify and hold Lessor harmless against and from any liability, loss, cost, expenses or other charges caused by or resulting from any accident or other occurrence and due directly or indirectly to the use of the Leased Premises. Lessee shall maintain during the term of this Lease, liability insurance in at least the amount of $___________, with Lessor and any leasehold mortgagee named as additional insured parties.

     9. Taxes - Lessee covenants and agrees to bear, pay and discharge all taxes, public assessments, public utilities and any other public charges of any nature in kind, whatsoever, which may be fixed, levied, assessed or otherwise imposed by a Governmental Authority upon the Leased Premises. Lessee further covenants that Lessor shall have at all times during the term of this Lease, the right to pay any delinquent taxes, public assessments, public utility assessments, and any other public liens or public charges assessed against the Leased Premises, and the amount so paid, including reasonable expenses, shall be additional rent due thirty (30) days after the rendering of a statement thereof, by Lessor to Lessee. Lessor's payment of such delinquent amount shall not terminate Lessee's leasehold rights or constitute a default by the Lessee hereunder.

     10. Arbitration - This Lease is made upon the condition that Lessor and Lessee shall serve, perform and comply with all of the provisions of this Lease, and if Lessor or Lessee fails to observe, perform or comply therewith, and if such failure shall continue for a period of thirty-five (35) days after written notice of such failure being given by Lessor to Lessee or vice versa, Lessor or Lessee at any time thereafter may seek recourse only by the following procedure (except as otherwise provided in Section 12 of this Lease and except in the case injunctive relief is sought). Any claim by one party of the other's failure to comply with any of the provisions of this Lease, or any claims by the other party that despite the contention, the other party has not in fact failed to comply with the terms of this Lease, shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association. In the event that the provisions of this paragraph are not met, either party may thereupon seek any other remedy at law or in equity which may be available, except that no remedy shall cause a termination of forfeiture of this Lease. Likewise, no decision arising from arbitration shall cause a termination or forfeiture of this Lease.

     11. Default - If any one or more of the following events (herein sometimes referred to as "events of default") shall happen:

          (a) If default shall be made in the due and punctual payment of Lease Payments or failure to make other payments required hereunder, or any part thereof, when and as the same shall be become due and payable, and such default shall continue for a period of thirty (30) days.

     Lessor may not terminate this Lease but may accelerate the balance of lease payments owing and, if permitted by the Subordination and Collateral Sharing Agreement dated as of December, 1994, among Lessor, Lessee, The First National Bank of Boston, as Agent and certain other parties (as amended and in effect from time to time, the "Subordination Agreement"), may take whatever recourse it may have against the real estate owned by Lessee and known as the Waste U.S.A. landfill in Coventry, Vermont, only in the event the default is not cured in thirty (30) days or if Lessor does not receive notice that Lessee is seeking arbitration within thirty (30) days.

     12. Condemnation or Eminent Domain - If, at any time, during the term of this Lease, title to a substantial portion of the Leased Premises (meaning hereby so much as shall render the remaining portion substantially unusable by the Lessee for the purposes set forth herein) shall be taken by exercise of the right of condemnation or eminent domain or by agreement between Lessor and those authorized to exercise such right (all such proceedings being collectively referred to as a "taking in condemnation"), this Lease shall terminate and expire on the date of such taking and the lease payments shall be due in accordance with Section 4.1 and Section 4.2 hereof.

     That portion of the award attributable solely to Lessor shall belong solely to Lessor. That portion of the award attributable solely to the Lessee shall belong to the Lessee except in the event that a leasehold mortgagee also holds title to the Leased Premises in which case, Lessee's share of the award for a total taking or partial taking should be payable to said leasehold mortgagee(s).

     If title to less than a substantial portion of the Leased Premises is taken in condemnation, so that the Business may continue without material diminution, this Lease shall continue in full force and effect.

     13. Cancellation of Lease - Lessee shall not have the right to cancel this Lease for damage or destruction caused by casualty or taking so long as any leasehold mortgage is a lien on the Lease.

     14.1 Indemnification by Lessor - Lessor shall indemnify, defend and hold harmless Lessee, Lessee's shareholders, directors, officers, employees, agents, successors and assigns, from and against all losses, damages, liabilities, deficiencies or obligations of or to Lessee resulting from or arising out of any claims, actions, suits, proceedings, demands, judgment, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts and other fees, costs and expenses) incident or relating to or resulting from any actions of Pollution Solutions of Vermont, Inc. with or in connection with the Business. This indemnity provision shall also apply to any and all claims, damages, fines, judgments, penalties, costs of liabilities or lawsuits brought by any governmental agency that is directly and indirectly caused by or results from the disposals made by Pollution Solutions of Vermont, Inc. at the Waste U.S.A. landfill.

     14.2 Right of Offset - At Lessee's option, Lessee may offset against any Lease Payment due, the amount of any claim for which Lessor is obligated to indemnify Lessee under this Section 14, but only if Lessee in good faith notifies Lessor of any such indemnification claim and provides Lessee with reasonable details forming the basis of any such indemnification claim. In the event of a dispute with respect to the indemnification claim, the parties shall proceed to arbitration, which arbitration shall not affect Lessee's right of offset and shall be binding on both parties.

     15. Quiet Enjoyment - Lessor covenants that the said Lessee, on paying all lease payments required to be paid by Lessee, and performing the other covenants and undertakings by the Lessee to be performed, shall and may peaceably have and enjoy said Leased Premises for the term aforesaid in accordance with the terms of this Lease.

     16. Successors and Assigns - All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the respective successors and assigns of said parties herewith.

     17. Notices - Any notice to be given pursuant to this Lease shall be sufficient if given by a writing, delivered by hand or deposited in the United States mail, certified mail or registered mail, postage prepaid and addressed as follows:

           If to Lessor:             Waste U.S.A., Inc.
                                     c/o Wilson & White, P.C.
                                     City Center
                                     P.O. Box 159
                                     Montpelier, VT  05601-0159
                                     Attn:  President

           With a copy to:           David Wilson, Esq.
                                     Wilson & White, P.C.
                                     City Center
                                     P.O. Box 159
                                     Montpelier, VT  05601-0159

           If to Lessee:             New England Waste Services of Vermont, Inc.
                                     25 Greens Hill Lane
                                     Rutland, VT  05701

           With a copy to:           Catherine Kronk, Esq.
                                     Miller, Eggleston & Rosenberg, Ltd.
                                     150 South Champlain Street
                                     P.O. Box 1489
                                     Burlington, VT  05402-1489

Or to such other person or address as the parties entitled to notice shall have specified by written notice to the other party given in accordance with the provisions of this Section.

     18. Partial Invalidity - If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.



                          ACKNOWLEDGEMENT TO ARBITRATE
                          ----------------------------

WE UNDERSTAND THAT THIS AGREEMENT CONTAINS AN AGREEMENT TO ARBITRATE. AFTER SIGNING THIS DOCUMENT, WE UNDERSTAND THAT WE WILL NOT BE ABLE TO BRING A LAWSUIT CONCERNING ANY

DISPUTE, UNLESS IT INVOLVES A QUESTION OF CONSTITUTIONAL OR CIVIL RIGHTS OR INJUNCTIVE RELIEF IS SOUGHT. INSTEAD, WE AGREE TO SUBMIT ANY SUCH DISPUTE TO AN IMPARTIAL ARBITRATOR.

     IN WITNESS WHEREOF, the parties have executed this Lease and Option Agreement under seal effective as of the date first-above written.


IN PRESENCE OF:                        WASTE U.S.A., INC.

                                       By:
------------------------------             ----------------------------------
                                                Duly Authorized Agent
------------------------------

                                       NEW ENGLAND WASTE SERVICES
                                       OF VERMONT, INC.

                                       By:
-------------------------------            ----------------------------------
                                                Duly Authorized Agent
-------------------------------



STATE OF VERMONT

                            COUNTY, SS.
----------------------------



     At _____________________, in said County, this ___ day of ______________,
1995, personally appeared _____________________, duly authorized agent of Waste U.S.A., Inc., who acknowledged the above instrument, by him sealed and subscribed, to be his free act and deed and the free act and deed of Waste U.S.A., Inc.

     Before me,


                                        ----------------------------------
                                        Notary Public

                                        Commission Expires
                                                          ----------------



STATE OF VERMONT

                            COUNTY, SS.
----------------------------


     At _____________________, in said County, this ___ day of ______________,
1995, personally appeared _____________________, duly authorized agent of New England Waste Services of Vermont, Inc., who acknowledged the above instrument, by him sealed and subscribed, to be his free act and deed and the free act and deed of New England Waste Services of Vermont, Inc.

         Before me,


                                        ----------------------------------
                                        Notary Public

                                        Commission Expires
                                                          ----------------

                                    EXHIBIT A

          Being all and the same lands and premises conveyed to New England Waste Services of Vermont, Inc. by Warranty Deed of Waste U.S.A., Inc., dated January 25, 1995, of record in Volume __ at Page ___ of the Coventry Land Records, more particularly described as follows:

PARCEL 1:
---------

     Being a parcel of land consisting of 276 acres, more or less, and being all and the same lands and premises conveyed to Waste U.S.A., Inc. by Warranty Deed of Charles H. Nadeau and Myrna R. Nadeau dated October 24, 1989, of record in Volume 29 at Page 193 of the Coventry Land Records.

PARCEL 2:
---------

     Being a parcel of land consisting of 41 acres, more or less, and being all and the same lands and premises conveyed to Waste U.S.A., Inc. by Warranty Deed of Leslie J. Joseph dated May 22, 1992, of record in Volume 31 at Page 101 of the Coventry Land Records.

PARCEL 3:
---------

     Being a parcel of land consisting of 114.8 acres, more or less, and being all and the same lands and premises conveyed to Waste U.S.A., Inc. by Warranty Deed of Leslie J. Joseph dated May 22, 1992, of record in Volume 31 at Page 99 of the Coventry Land Records.

PARCEL 4:
---------

     Being Lots 1, 2, 3, 4 and 5, and being all and the same lands and premises conveyed to Waste U.S.A., Inc. by Warranty Deeds of Charles H. Nadeau and Myrna
R. Nadeau dated October 24, 1989, of record in Volume 29 at Pages 195 through 202 of the Coventry Land Records EXCEPT a parcel of land containing 8.9 acres, more or less, conveyed by Waste U.S.A., Inc. to Leslie J. Joseph dated October 1, 1993, of record in Volume 31 at Page 509 of the Coventry Land Records.

PARCEL 5:
---------

     Being all and the same lands and premises conveyed to Waste U.S.A., Inc. by Warranty Deed of Therese B. Gervais dated January 24, 1995, of record in Volume __ at Page ___ of the Coventry Land Records. Also being all and the same lands and premises conveyed to Therese B. Gervais by Warranty Deed of Mary Lou Duff dated November 2, 1993, of record in Volume 31 at Page 499 of the Coventry Land Records.

                                      -12-